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                                                                     EXHIBIT 2.1


                                    EXHIBIT A


                     CERTIFICATE OF DESIGNATION, PREFERENCE

                                  AND RIGHTS OF

                          6.0% SERIES F PREFERRED STOCK

                                       OF

                                 INTERIORS, INC.

         Interiors, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), by its President and Chief Executive Officer, does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors of the Company, by unanimous written consent, has duly adopted resolutions providing for the issuance of up to 100,000 shares of 6.0% Series F Preferred Stock at an issuance price of $10.00 per share (the "Original Purchase Price") and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, there be, and hereby is, created out of the class of 5,300,000 shares of preferred stock of the Company authorized by its Certificate of Incorporation, a series of preferred stock of the Company with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

         1. Designation and Number of Shares. 100,000 shares of preferred stock (the "Shares") are hereby designated as 6.0% Series F Preferred Stock (the "Series F Preferred Stock").

         2. Liquidation.

                  (a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series F Preferred Stock shall be entitled to receive, immediately after any distributions required by the Company's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Company having priority over the Series F Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation, and before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart with respect to any securities of the Company over which the Series F Preferred Stock has priority with respect to the distribution of the assets of the Company upon Liquidation ("Junior Securities"), an amount in cash with respect to each share of Series F Preferred Stock held by such holders, equal to $10.00 per share (subject to adjustment in the event of stock splits, combinations or similar events with regard to the Series F Preferred Stock) plus all accrued and unpaid dividends on such share as of the date of Liquidation. If, upon such Liquidation, the assets of the Company available for distribution to the holders of Series F Preferred Stock and any securities of the Company having equal priority with the Series F Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation ("Parity Securities") shall be insufficient to permit payment in full to the holders of the Series F Preferred Stock and such Parity Securities, then the entire assets and funds of the Company legally available for distribution to holders of Series F Preferred Stock and the holders of Parity Securities then outstanding shall be distributed pari passu among the holders of the Series F Preferred Stock and Parity Securities based upon the relative aggregate liquidation values of such classes of securities.


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                  (b) Upon the completion of the distributions required by
paragraph (a) of this Section 2, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation and any applicable certificate(s) of designation, powers, preferences and rights.

                  (c) For purposes of this Section 2, a merger or consolidation or a sale of all or substantially all of the assets of the Company shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series F Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series F Preferred Stock.

         3. Dividends.

                  (a) Subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of shares of Series F Preferred Stock shall be entitled to receive, out of any assets legally available therefor, annual cumulative dividends on each share of Series F Preferred Stock equal to 6.0% of the Original Purchase Price, which dividends shall be payable in cash or, at the option of any holder of Series F Preferred Stock, in shares of Common Stock. The number of shares of Common Stock issuable in connection with any election by a holder of Series F Preferred Stock to receive dividends in the form of Common Stock shall be determined by a fraction, the numerator of which shall be the annual cumulative dividend payable in such year that an election is made, and the denominator of which shall be the current market price of the Common Stock, as determined pursuant to Section 3(c) below. The first such dividend shall be paid on December 27, 2002. The amount of such initial dividend, and any other dividend payable on the Series F Preferred Stock for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable record date, which shall be the 27th day of December of each year (the "Dividend Payment Date") or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the Dividend Payment Date. With respect to any given year, no dividends (other than a dividend payable solely in Common Stock, par value $.01 per share, of the Company ("Common Stock")) shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Company over which the Series F Preferred Stock has priority with respect to the payment of dividends if the Board of Directors of the Company shall have failed duly and lawfully to declare and pay in full a cash dividend to the holders of Series F Preferred Stock with respect to such year in the amount described above. If such dividends on the Series F Preferred Stock shall not have been paid or set apart in full for the Series F Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment prior to the payment of any dividend by the Company (other than a dividend payable solely in Common Stock) with respect to Common Stock or any other securities of the company over which the Series F Preferred Stock has priority with respect to the payment of dividends. Accumulations of dividends on the Series F Preferred Stock shall not bear interest.

                  (b) The Company shall give the holders of the Series F Preferred Stock written notice not less than 10 business days prior to the Dividend Payment Date, so as to permit the holders to elect to receive dividends in the form of Common Stock. The holders shall notify the Company in writing not less than three (3) business days prior to the Dividend Payment Date of its election to receive a dividend consisting of shares of Common Stock.



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                  (c) For the purposes of any computation pursuant to Section
3(a), the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 15 consecutive business days prior to the day in question. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (i) as officially quoted by the Nasdaq OTC Bulletin Board, the Nasdaq SmallCap Market or the Nasdaq National Market or such other market on which the Common Stock is then listed for trading, or (ii) if none of the Nasdaq OTC Bulletin Board, the Nasdaq SmallCap Market and the Nasdaq National Market continues to be the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as reasonably determined by the Board of Directors of the Company, or (iii) if, in the reasonable judgment of the Board of Directors of the Company, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Company.

         4. Conversion Rights The holders of record of Shares of the Series F Preferred Stock shall not have the right to convert any part of their Shares of Series F Preferred Stock into Common Stock.

         5. Ranking. The Series F Preferred Stock shall, with respect to distribution rights upon the Liquidation of the Company and dividend rights, rank (a) subject to clause (b) below, senior to: (i) the Common Stock; (ii) the Class A Common Stock, par value $.001 per share, of the Company; (iii) the Class B Common Stock, par value $.001 per share, of the Company; (iv) the Series A 10% Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company; (v) the Series B 8% Convertible Redeemable Preferred Stock, par value $.01 per share, of the Company; (vi) the Series C Convertible Preferred Stock, par value $.01 per share, of the Company; (vii) the Series D Preferred Stock, par value $.01 per share, of the Company; and (viii) the Series E Convertible Preferred Stock, par value $.01 per share, of the Company, and all other preferred stock of the Company, and (b) as applicable, junior to or on a parity with such preferred stock of the Company the terms of which expressly provide that such preferred stock will rank senior to or on a parity with Series F Preferred Stock, as applicable. Without the consent of holders of over 50% of the then outstanding shares of Series F Preferred Stock, the Company shall not create, authorize or issue any other series of preferred stock which rank senior to or pari passu with the Series F Preferred Stock.

         6. Voting Rights.

                  (a) General Rights. Except with respect to the election of directors, with respect to which the voting rights of the Series F Preferred Stock are as set forth in Section 6(b) below (provided that the Series F Preferred Stock shall be deemed a class of stock entitled to vote in the election of directors for purposes of any matter other than the election of directors that requires a vote of such a class), and except as otherwise required by law, the Series F Preferred Stock shall be voted together with the shares of Common Stock as one class at any annual or special meeting of stockholders of the Company or by written consent, in either case on the following basis: for so long as any obligations remain outstanding under (i) that certain Amended and Restated Secured Convertible Note of the Company due December 31, 2008 issued as of December 27, 2001 to Limeridge LLC (the "Limeridge Note"); and/or (ii) that certain Amended and Restated Secured Convertible Note due December 31, 2008 issued as of December 27, 2001 to Endeavour Capital Fund S.A. (the "Endeavour Note"; the Limeridge Note and Endeavour Note to be sometimes collectively referred to as the "Indebtedness"), then, the holders of each then outstanding share of Series F Preferred Stock shall be entitled to such number of votes as shall equal the quotient of (i) the aggregate number of shares of Common Stock into which the Limeridge Note and the Endeavour Note are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, notwithstanding any limitation on the convertibility of the Limeridge Note or Endeavour Note with respect to the percentage of shares of Common Stock into which such Notes are convertible and notwithstanding whether or not there exists at such time a sufficient number of authorized shares of Common Stock for such conversion, divided by (ii) the number of shares of Series F Preferred Stock then outstanding.



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                  (b) Board of Directors Designees. (i) During the time that any of the Indebtedness shall remain outstanding, the holders of the Series F Preferred Stock, voting separately as a class, shall have the right to elect that number of directors representing 75% of the total number of directors then constituting the whole Board as fixed pursuant to the Bylaws of the Company from time to time (each, a "Series F Preferred Stock Director" and, collectively, the "Series F Preferred Stock Directors") at each meeting of stockholders (or pursuant to action by written consent) held (or taken) for the purpose of electing directors. Only a Series F Preferred Stock Director or a holder of record of Series F Preferred Stock shall nominate and elect Series F Preferred Stock Directors and Series F Preferred Stock Directors shall be removed and replaced and their vacancies filled only by the affirmative vote of the holders of a majority of the Series F Preferred Stock, except as set forth in Section 6(b)(ii) below.

                           (ii) In the event of any vacancy existing with
respect to the Series F Preferred Stock Directors, the holders of the Series F Preferred Stock shall have the right to fill such vacancy; provided, however, that if a vacancy is not filled within 45 days from the occurrence of the vacancy, then such vacancy shall be filled by the remaining Series F Preferred Stock Directors.

                  (c) Following the repayment in full of the Indebtedness, the holders of Series F Preferred Stock shall be entitled to vote, as a separate class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote, each share of Series F Preferred Stock shall entitle the holder thereof to one vote per share.

         7. Redemption by Company.

                  (a) The Company may redeem, in whole or in part, at any time and from time to time following the date on which the Indebtedness has been repaid in full to the Lenders, the Series F Preferred Stock at a price per share equal to $10.00 per share plus accrued but unpaid dividends (the "Redemption Price").

                  (b) The Company shall give written notice (the "Redemption Notice") to all holders of the Series F Preferred Stock of its intention to redeem the shares of Series F Preferred Stock identified therein. The Redemption Notice shall set forth the number of Series F Preferred Stock being redeemed, the date on which such redemption shall be effective (the "Redemption Date"), which Redemption Notice shall be given no earlier than 30 days prior to the Redemption Date. The Redemption Notice shall be delivered to each holder at the address as it appears on the stock transfer books of the Company.

                  (c) In order to receive the Redemption Price per share redeemed, each holder of the Series F Preferred Stock shall surrender to the Company at the place designated in the Redemption Notice the certificate(s) representing the number of shares specified in the Redemption Notice. Upon the Redemption Date, such redeemed Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the Redemption Price per share.

         8. Redemption Election By Holders.

                  (a) The holders of the Series F Preferred Stock may at their option, elect to have the Company redeem, in whole or in part, at any time and from time to time following the date on which the Company shall have breached any provision of Section 9 below, the Series F Preferred Stock at a price per share equal to the Redemption Price.



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                  (b) The holders of the Series F Preferred Stock shall give a
Redemption Notice to the Company of its intention to exercise its right to require the Company to redeem the shares of Series F Preferred Stock identified therein. The Redemption Notice shall set forth the number of Series F Preferred Stock being redeemed and the Redemption Date, which dated shall be no earlier than 30 days prior to the Redemption Date.

                  (c) In order to receive the Redemption Price per share redeemed, each holder of the Series F Preferred Stock shall surrender to the Company at its executive offices the certificate(s) representing the number of shares specified in the Redemption Notice. Upon the Redemption Date, such redeemed Series F. Preferred Stock shall be no longer be deemed outstanding and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the Redemption Price per share, which shall be paid by the Company to the holders within five (5) business days of the date the Company receives the shares of Series F Preferred Stock to be redeemed.

         9. Covenants of Company. The Company covenants and agrees that, so long as any Shares of the Series F Preferred Stock are outstanding, it will perform the obligations set forth in this Section 8:

                  (a) Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                  (b) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

                  (c) Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                  (d) Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

                  (e) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

                  (f) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the holders of Series F Preferred Stock in the event the Company shall:

                           (i) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;



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                           (ii) apply for, consent to, or acquiesce in, the
         appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                           (iii) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or

                           (iv) permit or suffer to exist the commencement of any voluntary or involuntary bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company.

                  (g) No Waiver. Except as otherwise modified or provided for herein, the holders of Series F Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

                  (h) No Impairment. The Company will not by amendment of its Certificate of Incorporation or this Certificate of Designation, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights, liquidation and dividend preferences granted hereunder to the holders of the Series F Preferred Stock against impairment.

         10. No Preemptive Rights. Holders of Series F Preferred Stock shall have no preemptive rights, except as granted by the Company pursuant to written agreements.

         11. Miscellaneous.

                  (a) There is no sinking fund with respect to the Series F Preferred Stock.

                  (b) The shares of the Series F Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Certificate of Incorporation of the Company.

                  (c) The holders of the Series F Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.

                  (d) If any provision of this Certificate of Designation, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect the validity of such provision with respect to any other application or the validity of any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain in full force and effect.


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                  IN WITNESS WHEREOF, Interiors, Inc. has caused this
Certificate to be signed by its President and Chief Executive Officer on this ___ day of December 2001, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of Interiors, Inc. and that the facts stated herein are true and correct.

                                      INTERIORS, INC.


                                      By:
                                          --------------------------------------
                                          Max Munn
                                          President and Chief Executive Officer




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